Exhibit 4.29

Exclusive Option Agreement

This Exclusive Option Agreement (this “Agreement”), dated 25 August, 2015, is made in Beijing, the People’s Republic of China (the “PRC”), by and between:

A.	David Xueling Li, an individual with PRC nationality, ID Card number 640204197410230034 (the “Transferor”);

B.	Beijing Bilin Changxiang Information Technology Co., Ltd., a validly existing limited liability company duly incorporated under the PRC laws, with its registered address at A553, 6/F Beijing Jinyuan Shidai Shopping Center, #1 Yuanda Road, Haidian District, Beijing, China (the “Transferee”); and

C.	Beijing Bilin Online Information Technology Co., Ltd., a validly existing limited liability company duly incorporated under the PRC laws, with its registered address at Room 709 Building 1, #39 Anding Road, Chaoyang District, Beijing, China (the “Domestic Company”).

Transferor, Transferee and Domestic Company shall be hereinafter individually referred to as a “Party”; collectively, the “Parties”.

PREAMBLE

The Domestic Company is a company specified in providing technology development, technology transfer, technology consultancy, technology services and technology promotion; advertisement agency and publishing; organizing culture and art communication activities; enterprise management consultancy; investment consultancy services in China (collectively, the “Business”).

The Transferor has entered into an Equity Interest Pledge Agreement, according to which the Transferor shall pledge the rights, ownership and interests of its equity interest to the Transferee.

The Transferor further agrees to grant the Transferee an exclusive option to purchase such equity interest pursuant to the terms and conditions of this Agreement (the “Option”).

NOW, THEREFORE, the Parties agree as follows through negotiations:

1.	Definitions and Interpretations

1.1	Definitions. Unless otherwise provided, in this Agreement:

Business has the meaning assigned to it in the Preamble.

CIETAC means the China International Economic and Trade Arbitration Commission.

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China means the People’s Republic of China.

Designated Person has the meaning assigned to it in Section 2.1.

Dispute has the meaning assigned to it in Section 11.2.

Encumbrance means any mortgage, charge, pledge, lien, assign, hypothecation, security interest, retention of title, option, preemptive right, right of first refusal, constraint, third party right or interest, any type of favorable arrangement (including transfer or retention of title that has similar effect), any type of other security agreement, arrangement, burden of right or dissent, or any agreement that sets forth above burden of right.

Equity Interest Pledge Agreement means the Equity Interest Pledge Agreement entered into on the same day of this Agreement by and between the Transferor, Transferee and Domestic Company, according to which the Transferor agrees to pledge its equity interest in the Domestic Company to the Transferee as a collateral for the repayment of specific loans and amounts payable to the Transferee.

Exclusive Assets Purchase Agreement means the Exclusive Assets Purchase Agreement entered into on the same day of this Agreement by and between the Transferor, Transferee and Domestic Company, according to which the Domestic Company agrees to grant an exclusive purchase right of purchasing its assets to the Transferee.

Equity Transfer Agreement has the meaning assigned to it in Section 4.2.

Exercise Notice has the meaning assigned to it in Section 4.1.

Governmental Approval means all license, permit, approval, ratification, consent, waiver or registration required or issued by PRC government authorities.

Power of Attorney has the meaning assigned to it in Section 4.2.

Option has the meaning assigned to it in the Preamble.

RMB means Renminbi, the official currency of PRC.

Shareholder’s Resolution has the meaning assigned to it in Section 4.2.

Term has the meaning assigned to it in Section 13.3.

1.2           Headings. All headings in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

1.3           Interpretations. Unless otherwise provided, below words, expressions and references shall have the following meanings:

(a)	When referring to the terms and exhibits of this Agreement, it shall also include such terms and exhibits as amended from time to time.

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(b)	When referring to this Agreement or other agreement or document, it shall also include the modifications, remarks or supplements to this Agreement or other agreement or document from time to time.

(c)	When referring to any law or statutory provision, it shall also include any revision, extension, combination or replacement related to such law or provision, and any law or provision that revise, extend, combine or replace the first law or provision, and also include orders, ordinances, instructions or other subordinate legislation promulgated in accordance with relevant law or provisions.

(d)	Singular form shall also include plural form and vice versa.

(e)	Person include individual, proprietorship, partnership, joint venture, company, joint-stock company, unincorporated organization, state and government organs, and its assignee, transferee or successor.

(f)	Include and especially are special terms for description or emphasis purposes only, and shall not limit any provision in any way.

(g)	This Agreement is drafted jointly by the Parties. No narrow interpretation rule shall be applied to any Party.

2.	The Option

2.1           During the Term of this Agreement, upon written request of the Transferee, the Transferor hereby irrevocably agrees to sell the equity interest to the Transferee, any Person designated by the Transferee, or assigns of the Transferee hereunder (the “Designated Person”) pursuant to Section 3 and Section 4 of this Agreement. The Transferee or the Designated Person is entitled to choose to exercise its option to, for once or multiple times, purchase the entire equity interest or any portion thereof.

2.2           Pursuant to the above Section 2.1, any Person or entity other than the Transferee has no right or option to purchase the equity interest, and has no current or future right or option to hold such equity interest.

2.3           The Domestic Company hereby undertakes, accepts and approves to grant such option to the Transferee.

3.	Consideration

3.1           If the Transferee exercises the Option and the purchase right under the Exclusive Assets Purchase Agreement (the “Exclusive Assets Purchase Agreement”) to purchase the assets thereunder (the “Assets”), the aggregate amount of the purchase price of both the equity interest and the assets shall be RMB100.

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3.2           All tax, expenses and sundry fees arising from the exercise of the Transferee’s option to purchase the equity interest shall be borne by the respective Party in accordance with the laws of PRC.

4.	Exercise of Option

4.1           Notice of Exercising the Option. After the execution of this Agreement, the Transferee may at any time notify the Transferor by written notice (the “Exercise Notice”) to exercise the option. The Exercise Notice shall state clearly (a) the decision of the Transferee to exercise the option; (b) the portion of equity interest that the Transferee decided to purchase from the Transferor; (c) the date of the purchase/transfer of the equity interest.

4.2           Transfer of Equity Interest. The Transferor shall, within five (5) business days after the Transferee sends the Exercise Notice, and pursuant to the instructions in such Exercise Notice, transfer the title of the equity interest to the Transferee or Designated Person. The Transferor shall procure the Transferee or Designated Person to be the only registered owner of such equity interest, without any lien or encumbrances in any form, and shall assist in transferring the title of the transferred rights and interests to the Transferee or Designated Person through below procedures:

(a)	As the shareholder of the Domestic Company, the Transferor shall execute a shareholder’s resolution (the “Shareholder’s Resolution”) on the same day of the execution of this Agreement, to approve the transfer of the Transferor’s equity interest to the Transferee or Designated Person. The Shareholder’s Resolution shall (i) be executed in the form and format given in the Exhibit 1 of this Agreement; and (ii) be made in two (2) duplicates. If the Transferee nominates a Designated Person as the purchaser, the Parties agree to execute and deliver to the Transferee all necessary documents and perform other actions reasonably requested by the Transferee to ensure the transfer to such Designated Person.

(b)	As the shareholder of the Domestic Company, the Transferor shall execute an Equity Transfer Agreement (the “Equity Transfer Agreement”) on the same day of the execution of this Agreement. The Equity Transfer Agreement shall (i) be executed in the form and format given in the Exhibit 2 of this Agreement; and (ii) be made in two (2) duplicates. If the Transferee nominates a Designated Person as the purchaser, the Parties agree to execute and deliver to the Transferee all necessary documents and perform other actions reasonably requested by the Transferee to ensure the transfer to such Designated Person.

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(c)	As the shareholder of the Domestic Company, the Transferor shall execute a Power of Attorney (the “Power of Attorney”) on the same day of the execution of this Agreement, to authorize the Transferee (including the Transferee and the Designated Person) to fill in the date and relevant information on the aforementioned Shareholder’s Resolution and Equity Transfer Agreement, and let the Transferee keep such document.

(d)	The Parties shall execute all other necessary agreements or documents, obtain all necessary government permits and approvals; take all other necessary measures to ensure the effective transfer of the ownership of the equity interest to the Transferee or Designated Person, and procure the Transferee or Designated Person to be registered as the registered owner of such equity interest.

(e)	If all or part of the provisions of this Agreement or its exhibits are judged invalid in accordance with PRC laws or regulations, the Parties shall enter into other valid and effective agreement, resolution or document to achieve the same legal and economic effects as this Agreement.

5.	Representations and Warranties

5.1           Reliance Confirmation. The Transferor hereby confirms that the Transferee entered in to this Agreement entirely relying on the representations and warranties made under this Section 5.

5.2           Representations and Warranties. The Transferor represents and warrants to the Transferee as follows:

(a)	The Transferor is competent in executing and performing this Agreement. The Transferor has obtained all necessary and appropriate approvals and authorizations require for the execution and performance of this Agreement. The execution, delivery and performance of this Agreement will not (i) conflict with the articles of association, bylaws and other constitutional documents of the Domestic Company; (ii) conflict with any contract or document entered into by, and binding upon, the Transferor and the Domestic Company, or result in any default under such contract or document; (iii) be in contrary to any issuing and/or retaining condition of the licenses or permits issued to the Domestic Company; (iv) result in the revocation, seizure or appendance of additional conditions to any license or permit issued to the Domestic Company; and (v) breach any law of PRC.

(b)	This Agreement, subject to its terms, constitutes legal and binding and enforceable obligations of the Transferor;

(c)	To the best knowledge of the Transferor, and unless the Transferor discloses to the other Parties in writing, the Transferor is currently not involved in any disputes, litigations, arbitrations, administrative litigations or any other legal proceedings, and the Transferor is not constrained by any potential disputes, litigations, arbitrations, administrative litigations or any other legal proceedings;

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(d)	Except for the rights and interests pledged to the Transferee pursuant to the Equity Interest Pledge Agreement, and the exclusive option granted to the Transferee under this Agreement, the Transferor has not pledge, assign or by any other means transfer the rights and interests to any third party;

(e)	The Transferor is the sole legitimate and registered owner of the equity interest of the rights and interests of the pledge;

(f)	The Transferor has good and marketable title over the rights and interests of the pledge with no lien or other security interests, except for the rights and interests pledged to the Transferee under the Equity Interest Pledge Agreement, and the exclusive option granted to the Transferee under this Agreement; and

(g)	The equity interest of the Domestic Company of the Transferor has been paid up in full, and such equity interest is bearer equity;

(h)	Except for debts arising from the ordinary business of the Domestic Company and the debts already disclosed to, and approved in writing by, the Transferee, the Domestic Company has no other outstanding debts;

(i)	The Domestic Company shall comply with all PRC laws regarding acquisition.

5.3           Repeated Application. After the execution of this Agreement, the representations and warranties provided in Section 5.2 of this Agreement shall be continuously valid. Such representations and warranties shall be deemed as true and valid representations and warranties throughout the Term of this Agreement.

6.	Affirmative Covenants

6.1           During the Term of this Agreement, the Transferor irrevocably undertakes as follows:

(a)	It shall prudently and effectively operate the business of the Domestic Company and handle the company’s matters, maintain the existence of the Domestic Company in line with good financial and commercial standard and practice;

(b)	The Transferor shall comply with the provisions of this Agreement, and shall not make any action or omission that may affect the existence or enforceability of this Agreement;

(c)	The Transferor shall immediately notify the Transferee of any litigation, arbitration, administrative proceedings related to the Domestic Company or its equity interest;

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(d)	With regard to all claims other than the enforcement of this Agreement and the Equity Interest Pledge Agreement, the Transferor shall execute all necessary or appropriate documents, file all necessary or appropriate proceedings, make, or authorize the Transferee or its designated Persons upon the Transferee’s request to make, all necessary or appropriate defense, and take any and all other necessary appropriate measures, to ensure the ownership of the Transferor in the Domestic Company;

(e)	The Transferor shall immediately notify the Transferee of any event which may possibly affect any rights of the Transferee on any portion of the equity interest, or may possibly affect the obligation or security provided by the Transferor under this Agreement;

(f)	The Transferor shall not make any action or omission that may affect the operation and assets value of the Domestic Company during the Transferor’s ordinary operation of the entire business of the Domestic Company;

(g)	The Transferor shall provide relevant documents regarding the operation and financial conditions of the Domestic Company upon the Transferee’s request;

(h)	If required by the Transferee, the Transferor shall purchase and retain insurances for the assets and business of the Domestic Company with the insurance companies qualified by the Transferee. The amount and type of insurances shall be consistent with those purchased by the companies of the same class;

(i)	The Transferor shall not distribute dividends to shareholders in any way without prior written consent of the Transferee. However, upon the request of the Transferee, the Transferor shall immediately distribute all distributable profit to the shareholders, after which such shareholders shall pay or transfer such distribution to the Transferee or companies designated by the Transferee unconditionally; and

(j)	In accordance with the request of the Transferee and subject to the laws of China, appoint any Person designated by the Transferee to be the legal representative, director or senior officers of the Domestic Company.

7.	Negative covenants

7.1           The Transferor irrevocably undertakes not to:

(a)	In any way, whether directly or indirectly, sell, contract to sell, transfer, charge or dispose the equity interest, or set security interest against the equity interest, except for selling or transferring to the Transferee or its Designated Person in line with this Agreement or the Equity Interest Pledge Agreement;

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(b)	Procure the general meeting or board of directors to approve any sales, contract to sale, transfer, charge or disposal of the equity interest, or set any security interest against the equity interest, without prior written consent of the Transferee, except for selling or transferring to the Transferee or its Designated Person in line with this Agreement or the Equity Interest Pledge Agreement;

(c)	Without prior written consent of the Transferee, or outside the ordinary course of business, procure the general meeting or board of directors to approve any sales, contract to sale, transfer, charge or disposal of the assets of the Domestic Company, except for selling or transferring to the Transferee or its Designated Person in line with this Agreement or the Exclusive Assets Purchase Agreement;

(d)	Without prior written consent of the Transferee, procure the supplement, change or revision of the articles of association and bylaws, increment or decrement of registered capital, or change the share structure, of the Domestic Company;

(e)	Without prior written consent of the Transferee, assume, succeed, guarantee or accept any debt, except for (i) debts arising from ordinary or daily operation, which are not in the form of a loan; (ii) debts disclosed to and approved in writing by the Transferee;

(f)	Without prior written consent of the Transferee, procure the Domestic Company to execute any material contract, except for those executed in the ordinary course of business;

(g)	Without prior written consent of the Transferee, procure the Domestic Company to extend any loan or facility to any Person, except for those extended in the ordinary course of business;

(h)	Without prior written consent of the Transferee, procure the Domestic Company to be merged with or acquired by any Person, or acquire or invest in any Person.

7.2           The Transferor agrees that the rights obtained by the Transferee under this Agreement shall not be interrupted or impaired by any legal proceedings initiated by the Transferor, its successors or its representatives.

8.	Notice

8.1           All the notices and other communications required by or sent pursuant to this Agreement shall be in both English and Chinese, and shall be delivered to the following address or facsimile number of relevant Party by telegraph, facsimile or post:

(a)	If send to the Transferor:

Address: Building 3-08, Yangcheng Creative Industry Zone, #309 Huangpu Avenue Middle, Tianhe District, Guangzhou

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Telephone: (+8620) 29162114

Attention: David Xueling Li

(b)	If send to the Transferee:

Address: A553, 6/F Beijing Jinyuan Shidai Shopping Center, #1 Yuanda Road, Haidian District, Beijing

Telephone: (+8620) 29162114

Attention: David Xueling Li

(c)	If send to the Domestic Company:

Address: Room 709 Building 1, #39 Anding Road, Chaoyang District, Beijing

Telephone: (+8620) 29162114

Attention: David Xueling Li

9.	Transfer and Assign

9.1           Unless with the prior written consent of the Transferee, the Transferor has no right to transfer or assign any of its rights and obligations hereunder.

9.2           This Agreement shall be binding upon the Transferor and its successors and assigns permitted by Transferee, and is enforceable by Transferee and its successors and assigns.

9.3           If the Transferee is restructured for whatever reason, upon the request of the Transferee, the Transferor shall enter into a new agreement containing the content substantially same to the terms and conditions of this Agreement with the restructured Transferee.

10.	Confidentiality

10.1         Each Party recognizes and confirms this Agreement, the content of this Agreement, and any and all oral and written information exchanged among them for the preparation and performance of this Agreement shall be deemed as confidential information. Each Party shall hold in confidence all such confidential information, and without the written consent from the other Parties, should not disclose any confidential information to any third party, provided that, confidential information shall not include information that (a) is or becomes available to the public other than as a result of disclosure by the receiving Party in violation of this Contract, or (b) any information which must be disclosed pursuant to laws and regulations, stock trading rules, or as required by order or decree of governmental authorities or courts; or (c) any information disclosed by either Party to its shareholders, investors, legal or financial advisors in relation to the transactions contemplated herein, who are bound by confidentiality obligation similar to this provision. Any disclosure of confidential information by the professionals or institutions engaged by either Party shall be deemed as the disclosure by such Party, and such Party shall be held liable for breach.

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10.2         This section shall survive the termination of this Agreement and remain in effect for two (2) years of such termination.

11.	Governing Law and Resolution of Disputes

11.1         Governing Law. This Agreement, including the validity, rights and obligations of both Parties under this Agreement, shall be governed by and construed in accordance with the laws of China.

11.2         Dispute Resolution. The Parties will firstly attempt in good faith to resolve any and all disputes arising out of or relating to this Agreement, including disputes related to the existence, validity, interpretation or termination (the “Dispute”), through friendly consultations. If a Dispute is not resolved through friendly consultations within thirty (30) days from the date a Party gives the other Party written notice of the Dispute, then each Party may submit the dispute to CIETAC for arbitration in accordance with then effective arbitration rules. The number of arbitration shall be one. If the Parties reject the assignment of arbitrator within twenty (20) days after any Party gives the notice of arbitration, CIETAC shall assign another arbitrator. The arbitration shall be conducted in Beijing in Chinese. The award of the arbitration tribunal shall be final and binding upon the Parties.

12.	Amendment and Waiver

12.1         Amendment. Any amendment to this Agreement shall be made in writing, and only takes effect after the execution by all Parties hereunder. The amendments and supplements duly executed by all the Parties constitute an integral part of this Agreement, and have the same legal effectiveness as this Agreement.

12.2         No Implied Waivers. To protect the rights and interests of the Transferee, when necessary, the Transferee may exercise the rights under this Agreement at any time, as such rights are in addition to any right provided by law to the Transferee. Unless expressly waived in writing by the Transferee, the rights of the Transferee shall not be waived. Any delay in exercising its rights by the Transferee shall not constitute the waiver of such right.

13.	Miscellaneous Provisions

13.1         Further Assurances. On a legitimate and feasible basis, the Parties hereto agree to use all usable rights or powers and through reasonable endeavor to execute all necessary documents and do all such other things to ensure the completely, timely compliance and performance of the provisions and principles of this Agreement.

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13.2         Entire Agreement. This Agreement constitutes the entire agreement reached among the Parties relating to the Option hereof, and supersedes in their entirety all prior written and oral agreements and understandings among the Parties relating to the subject matter hereof. The exhibits are incorporated into this Agreement through reference and constitute an integral part of this Agreement.

13.3         Termination. This Agreement shall enter into its effectiveness upon execution, and remain effective, unless terminated by the Transferee, at its own discretion, by sending a thirty (30) days prior written notice to other Parties (the “Term”).

13.4         Severability and Replacement. If any single or multiple provisions hereof are judged invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected in any aspect. The Parties shall in good faith, endeavor to use valid provisions to the extent allowed by laws and reflecting the intensions of all the Parties, to replace those invalid, illegal or unenforceable provisions, provided that, the economic effects achieved by such valid provisions shall be similar to the economic effects achieved by those invalid, illegal or unenforceable provisions.

13.5         Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any Party whose signature appears thereon, and all of which together shall constitute one and the same instrument. Counterparts delivered through email attachments or facsimile photocopies shall be deemed as effective deliveries.

13.6         Language. This Agreement is executed in the Chinese language.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

Li Xueling

/s/

Beijing Bilin Changxiang Information Technology Co., Ltd.

/seal/ Beijing Bilin Changxiang Information Technology Co., Ltd.

Signatory: /s/ David Xueling Li

Name: David Xueling Li

Title: Legal Representative

Beijing Bilin Online Information Technology Co., Ltd.

/seal/ Beijing Bilin Online Information Technology Co., Ltd.

Signatory: /s/ David Xueling Li

Name: David Xueling Li

Title: Legal Representative

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EXHIBIT 1

Beijing Bilin Online Information Technology Co., Ltd.

Shareholder’s Resolution

The undersigned, being all shareholder of Beijing Bilin Online Information Technology Co., Ltd. (a limited liability company duly incorporated under PRC laws, hereinafter referred to as the “Company”) and in accordance with the authorization of the Articles of Association of the Company, hereby unanimously approves below resolutions:

IT IS RESOLVED that the Articles of Association of the Company shall be replaced with the one amended on the ___ day of ___, 20__, as the Amended Articles of Association of the Company;

IT IS FURTHER RESOLVED that the Company is authorized to approve the transfer of equity interest contemplated in the Equity Transfer Agreement dated ____ ____, 20__ by and between the Company, David Xueling Li and Beijing Bilin Changxiang Information Technology Co., Ltd., and to perform all obligations thereunder; and

IT IS FURTHER RESOLVED that ________ is hereby authorized to execute the Equity Transfer Agreement and execute on behalf of the Company all documents needed for the government approval on the Articles of Association approved by this resolution. In addition, such authorized person is authorized to do anything he considers appropriate and necessary, at his own discretion, for the intent and purpose of implementing this resolution.

IN WITNESS WHEREOF, the signatory signed above resolutions on the ___day of ___, 2015.

David Xueling Li

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EXHIBIT 2

Equity Transfer Agreement

This Equity Transfer Agreement (this “Agreement”) is made on the ___ day of ___, 20__, by and between:

A.	David Xueling Li, an individual with PRC nationality, ID Card number 640204197410230034 (the “Seller”);

B.	Beijing Bilin Changxiang Information Technology Co., Ltd., a validly existing limited liability company duly incorporated under the PRC laws, with its registered address at A553, 6/F Beijing Jinyuan Shidai Shopping Center, #1 Yuanda Road, Haidian District, Beijing, China (the “Purchaser”); and

C.	Beijing Bilin Online Information Technology Co., Ltd., a validly existing limited liability company duly incorporated under the PRC laws, with its registered address at Room 709 Building 1, #39 Anding Road, Chaoyang District, Beijing, China (the “Company”).

Seller, Purchaser and Company shall be hereinafter individually referred to as a “Party”; collectively, the “Parties”.

PREAMBLE

(A)	The Domestic Company is a company specified in providing technology development, technology transfer, technology consultancy, technology services and technology promotion; advertisement agency and publishing; organizing culture and art communication activities; enterprise management consultancy; investment consultancy services in China (collectively, the “Business”).

(B)	The Seller is the 100% legal and equity owner of the registered capital of the Company (the “Equity Interest”). The Seller agrees to sell the Equity Interest to the Purchaser pursuant to the terms and conditions set forth in this Agreement, and the Purchaser agrees to purchase from the Seller the Equity Interest pursuant to the terms and conditions set forth in this Agreement.

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NOW, THEREFORE, the Parties agree as follows through negotiations:

1.	Transfer of Equity Interest

The Seller hereby agrees to sell all the rights, title and interests in the Equity Interest held by the Seller without any encumbrances.

2.	Transfer Price

The Purchaser shall pay to the Seller or its representative the transfer price in an amount of RMB ________ (the “Transfer Price”).

3.	Notice and Consent

The Seller hereby confirms that the Seller has notify and obtain consents from the shareholders of the Company in accordance with the laws of PRC, the Articles of Association and any agreements between the Seller and shareholders related to the Company (if any).

4.	Condition Precedent of the Transfer

The closing of the transfer (the “Closing”) shall only be made upon the satisfaction of below condition precedent:

(a)	The State Administration for Industry and Commerce (the “SAIC”) or its Beijing branch approves the transfer of equity set forth under this Agreement;

(b)	If required by applicable laws, the Ministry of Commerce or its Beijing branch approves the transfer of equity set forth under this Agreement;

(c)	Apply to the SAIC or its Beijing branch for change of shareholder; and

(d)	Other conditions provided in writing by the Parties.

5.	Transfer of the Agreement

5.1          Unless with the prior written consent of the Purchaser, the Seller has no right to transfer or assign any of its rights and obligations hereunder.

5.2          This Agreement shall be binding upon the Seller and its successors and assigns permitted by Purchaser, and is enforceable by Purchaser and its successors and assigns.

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5.3           If the Purchaser is restructured for whatever reason, upon the request of the Purchaser, the Seller shall enter into a new agreement containing the content substantially same to the terms and conditions of this Agreement with the restructured Purchaser.

6.	Liability of Default

Any Party shall be liable for all direct and indirect damages or losses arising from its breach of obligations under this Agreement.

7.	Effectiveness

This Agreement shall enter into its effectiveness upon execution (the “Effective Date”). The Purchaser is entitled to terminate this Agreement at its own discretion.

8.	Governing Law

This Agreement, including its validity, rights and obligations of the Parties hereunder, shall be governed by and construed in accordance with the laws of the PRC.

9.	Dispute Resolution

The Parties will firstly attempt in good faith to resolve any and all disputes arising out of or relating to this Agreement, including disputes related to the existence, validity, interpretation or termination (the “Dispute”), through friendly consultations. If a Dispute is not resolved through friendly consultations within thirty (30) days from the date a Party gives the other Party written notice of the Dispute, then each Party may submit the dispute to CIETAC for arbitration in accordance with then effective arbitration rules. The number of arbitration shall be one. If the Parties reject the assignment of arbitrator within twenty (20) days after any Party gives the notice of arbitration, CIETAC shall assign another arbitrator. The arbitration shall be conducted in Beijing in Chinese. The award of the arbitration tribunal shall be final and binding upon the Parties.

10.	Language

This Agreement is executed in the Chinese language.

11.	Miscellaneous Provisions

Being reasonably requested by the Purchaser, the Seller agrees to execute and deliver other documents and take other measures to perform its obligations as the Seller under this Agreement, and perfect all transfer procedures and requirements.

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This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any Party whose signature appears thereon, and all of which together shall constitute one and the same instrument. Counterparts delivered through email attachments or facsimile photocopies shall be deemed as effective deliveries.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

SELLER:

Signatory:

Name: David Xueling Li

PURCHASER: Beijing Bilin Changxiang Information Technology Co., Ltd. (seal)

Signatory:

Name: David Xueling Li

Title: Legal Representative

WFOE: Beijing Bilin Online Information Technology Co., Ltd. (seal)

Signatory:

Name: David Xueling Li

Title: Legal Representative

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